Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 562-5556 FAX (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Operating Results for the Three Months and Year Ended December 31, 2007

SALT LAKE CITY, Utah, February 19, 2008 — Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today operating results for the three months and year ended December 31, 2007.  “We are pleased with another quarter of positive operating results.  We have worked hard to support our well-located properties by striving to operate the best systems and practices in our industry.  These efforts have allowed us to grow revenues, control expenses and post solid NOI increases.  Our operational focus has aided not only our same-store portfolio but also our lease-up properties, development properties and those properties we acquired during the year, extending our record as one of the most effective operators, acquirers and developers in the business,” said Kenneth M. Woolley, Chairman and CEO of Extra Space Storage Inc.

Highlights for the Three Months Ended December 31, 2007:

•                  Achieved funds from operations (“FFO”) of $0.29 per diluted share.  FFO for the quarter was reduced by approximately $0.018 from an impairment charge on the Company’s investments in auction rate securities (“ARS”) and by approximately $0.008 due to lease-up dilution from wholly-owned and joint venture development properties opened during 2006 and 2007.  Excluding these items, FFO was $0.32 per diluted share, an increase of approximately 23.1% compared to the same quarter in the prior year.

•                  Increased revenue and net operating income (“NOI”) in our portfolio of 181 same-stores by 2.8% and 3.6%, respectively, when compared to the three months ended December 31, 2006.  For the year ended December 31, 2007, same-store revenue and NOI increased 3.9% and 5.3%, respectively.

•                  Acquired seven self-storage properties on a wholly-owned basis, for an aggregate cost of approximately $64.7 million, including three from a related party.  The Company also acquired the joint venture interest in one consolidated property from a related party for approximately $7.9 million and the joint venture interests in 11 properties from a related party for an aggregate cost of approximately $6.0 million.

•                  Completed the development of two self-storage properties, one of which is owned by the Company in a joint venture, for a cost of approximately $15.9 million.

•                  Declared and paid a quarterly dividend of $0.25 per common share.

The results for the three months and year ended December 31, 2007 include the operations of 606 properties, 260 of which were wholly-owned and consolidated, two of which were held in joint ventures and consolidated, and 344 of which were held in joint ventures and accounted for using the equity method.  This compares to the results for the three months and year ended December 31, 2006, which included the operations of 567 properties, 219 of which were wholly-owned and consolidated and 348 of which were held in joint ventures and accounted for using the equity method.  Results for both periods include equity in earnings of real estate joint ventures, management fees and development fees.

FFO Per Share for the Three Months and Year Ended December 31, 2007:

FFO per diluted share for the three months ended December 31, 2007 was $0.29 compared to $0.26 for the three months ended December 31, 2006, an increase of 11.5%.  FFO per share was reduced by approximately $0.018 from an impairment charge on the Company’s investments in ARS and by approximately $0.008 related to carrying costs associated with the Company’s development program.  Excluding these items, FFO for the three months ended December 31, 2007 was $0.32 per fully diluted share, an increase of 23.1% over the previous year.

FFO per diluted share for the year ended December 31, 2007 was $1.09 compared to $0.95 for the year ended December 31, 2006, an increase of 14.7%.  FFO per share was reduced by approximately $0.018 from an impairment charge on the Company’s investments in ARS and by approximately $0.027 related to carrying costs associated with the Company’s development program.  Excluding these items, FFO for the year ended December 31, 2007 was $1.13 per fully diluted share, an increase of 18.9% over the previous year.

FFO available to common stockholders was $20.6 million and $76.6 million, respectively, for the three months and year ended December 31, 2007, as compared to $17.5 million and $56.3 million, respectively, for the three months and year ended December 31, 2006.

The following table sets forth the calculation of FFO (in thousands, except share and per share data) for the three months and years ended December 31, 2007 and 2006:

	For the Three Months Ended		For the Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net income attributable to common stockholders	$9,591	$6,739	$34,584	$14,876

Adjustments:
Real estate depreciation	9,489	7,265	33,779	27,331
Amortization of intangibles	1,283	1,923	4,159	8,371
Joint venture real estate depreciation and amortization	948	1,173	4,039	4,773
Joint venture loss on sale of properties	23	—	43	—
Fair value adjustment of obligation associated with Preferred Operating Partnership units	—	—	(1,054)	—
Distributions paid on Preferred Operating Partnership units	(1,438)	—	(1,438)	—
Income allocated to Operating Partnership minority interest	740	400	2,508	985

Funds from operations	$20,636	$17,500	$76,620	$56,336

Weighted average number of shares - diluted	70,995,620	68,264,744	70,503,668	59,291,749

Diluted funds from operations per share	$0.29	$0.26	$1.09	$0.95

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains or losses on sales of operating properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

The following table sets forth a reconciliation of the Company’s calculation of FFO per diluted share to GAAP net income per diluted share for the three months and years ended December 31, 2007 and 2006:

	For the Three Months Ended		For the Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Diluted net income per share	$0.15	$0.10	$0.53	$0.27
Depreciation and amortization	0.15	0.14	0.54	0.60
Joint venture real estate depreciation and amortization	0.01	0.02	0.06	0.08
Joint venture loss on sale of properties	—	—	—	—
Fair value adjustment of obligation associated with Preferred Operating Partnership units	—	—	(0.02)	—
Distributions paid on Preferred Operating Partnership units	(0.02)	—	(0.02)	—
Diluted FFO per share	$0.29	$0.26	$1.09	$0.95

Operating Results for the Three Months and Year Ended December 31, 2007:

Total revenues for the three months and year ended December 31, 2007 were $64.7 million and $238.9 million, respectively, compared to $52.2 million and $197.3 million, respectively, for the three months and year ended December 31, 2006.

Total expenses for the three months and year ended December 31, 2007 were $41.0 million and $155.1 million, respectively, compared to $35.1 million and $137.6 million, respectively, for the three months and year ended December 31, 2006.

Interest expense for the three months and year ended December 31, 2007 was $16.1 million and $61.0 million, respectively, compared to $12.8 million and $51.0 million, respectively, for the three months and year ended December 31, 2006.

Net income for the three months and year ended December 31, 2007 was $9.6 million and $36.1 million, respectively, compared to $6.7 million and $14.9 million, respectively, for the three months and year ended December 31, 2006.

Same-Store Property Performance:

The Company’s same-store stabilized properties for the three months and years ended December 31, 2007 and 2006, consisted of 181 properties that were wholly-owned and operated and that were stabilized by the first day of each period. The Company considers a property to be stabilized once it has been open three years or has sustained average square foot occupancy of 80.0% or more for one calendar year.  These results provide information relating to property operations without the effects of acquisitions or completed developments. The results shown should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole (dollars in thousands):

	Three Months Ended December 31,		Percent	Year Ended December 31,		Percent
	2007	2006	Change	2007	2006	Change
Same-store rental revenues	$40,096	$39,016	2.8%	$159,070	$153,076	3.9%
Same-store operating expenses	13,235	13,097	1.1%	54,726	54,014	1.3%
Same-store net operating income	26,861	25,919	3.6%	104,344	99,062	5.3%

Non same-store rental revenues	16,387	6,100	168.6%	47,245	17,917	163.7%
Non same-store operating expenses	5,980	2,543	135.2%	18,344	8,229	122.9%

Total rental revenues	56,483	45,116	25.2%	206,315	170,993	20.7%
Total operating expenses	19,215	15,640	22.9%	73,070	62,243	17.4%

Same-store square foot occupancy as of quarter end	84.1%	85.1%		84.1%	85.1%

Properties included in same-store	181	181		181	181

The increase in same-store revenue for the three months and year ended December 31, 2007 over the prior year was due to increased rental rates to existing customers.  For the three months and year ended December 31, 2007, expenses increased when compared to the prior year due to higher repairs and maintenance, insurance and property taxes.

Property Acquisitions:

For the three months ended December 31, 2007, the Company acquired seven self-storage properties on a wholly-owned basis for an aggregate cost of approximately $64.7 million, including three from a related party.  The Company also acquired the joint venture interest in one consolidated property from a related party for approximately $7.9 million and the joint venture interests in 11 properties from a related party for an aggregate cost of approximately $6.0 million.  In the aggregate, during the three months ended December 31, 2007, the Company acquired interests in 19 self-storage properties for an aggregate cost of approximately $78.6 million.

For the year ended December 31, 2007, the Company acquired 38 properties on a wholly-owned basis for an aggregate cost of approximately $371.5 million.  The Company also acquired the joint venture interest in one consolidated property from a related party for approximately $7.9 million and the joint venture interests in 11 properties from a related party for an aggregate cost of approximately $6.0 million.  In the aggregate, during the year ended December 31, 2007, the Company acquired interests in 50 self-storage properties for an aggregate cost of approximately $385.4 million.

Property Development:

For the three months ended December 31, 2007, the Company completed the development of two self-storage properties, one of which is owned by the Company in a joint venture, for a total cost of approximately $15.9 million.  The properties are located in California and Maryland.

For the year ended December 31, 2007, the Company completed the development of six properties, three of which are owned by the Company in joint ventures, for a total cost of approximately $52.1 million.

Quarterly Dividend Declared and Paid:

On November 30, 2007, the Company announced its fourth quarter common stock dividend of $0.25 per share. The dividend was paid on December 31, 2007 to stockholders of record as of December 14, 2007. The dividend payment was calculated based on an annual dividend of $1.00 per share.

Balance Sheet:

As of December 31, 2007, the Company’s total debt, including trust preferred notes and exchangeable senior notes, was $1.3 billion, compared to $948.2 million at December 31, 2006.  The Company’s percentage of total fixed rate debt to total debt was 90.5%. The weighted average interest rate was 5.0% for fixed rate loans and 5.9% for variable rate loans. The weighted average interest rate of all fixed and variable rate loans was 5.1%.

Impairment Charge for Auction Rate Securities:

As of December 31, 2007, the Company had approximately $24.4 million of short-term investments held in non-mortgage backed ARS.  As outlined in the Company’s quarterly and annual filings with the Securities and Exchange Commission, the Company has previously invested excess cash in highly-rated (AAA or AA) ARS for the purposes of liquidity and capital preservation.  The ARS held by the Company include long-term stated contractual securities and perpetual securities for which the interest rates are reset through auctions every seven, 28 or 35 days.  The auctions have historically provided a liquid market for ARS.

However, due to the uncertainty in the credit markets, the auctions have failed causing the liquidity and fair value of the Company’s ARS to be impaired.  As a result, the Company believed it was prudent to record an other-than-temporary impairment charge of approximately $1.2 million and a temporary impairment charge of approximately $1.4 million to reduce the value of the ARS to an estimated fair value of $21.8 million as of December 31, 2007.  The other-than-temporary impairment charge is recorded as an impairment of short-term investments on the Company’s consolidated statement of operations.  The temporary impairment charge is recorded on the Company’s consolidated balance sheet in other comprehensive deficit.

If uncertainties in the credit and capital markets continue, these markets deteriorate further or there are additional ratings downgrades of the ARS, the Company may incur additional impairment charges, which could negatively affect the Company’s financial condition, cash flow and reported earnings.

Market Performance:

For the three months ended December 31, 2007, the markets of Chicago, Columbus, Dallas and Houston were top performers in year-on-year revenue growth at stabilized properties.  The markets of San Francisco/Oakland and Detroit also realized solid year-on-year increases in revenue.

Markets performing below the portfolio average in year-on-year revenue growth included Atlanta, Las Vegas, Phoenix and Sacramento.  Properties in Florida continue to perform below the portfolio average; however, occupancies began to stabilize during the three months ended December 31, 2007.

Concluded Mr. Woolley:  “Given the current environment, our operating results for the quarter and year were notable.  We achieved the goals we announced at the beginning of the year and we feel optimistic about the climate for continued self-storage demand and our ability to capitalize upon it.  Our success has been built on growth and the application of best practice, and we plan to make the most of opportunities in both areas in 2008.  Our ongoing development program is part of our proactive strategy to grow our portfolio at a time when many existing properties remain for sale at inflated prices.  We believe our development properties are a significant benefit to our shareholders.  Overall, our business prospects for 2008 and beyond are good given our combination of well positioned properties, best-in-class operational and revenue management systems and a committed, focused team.”

Outlook:

At this time, the Company estimates that fully diluted FFO per share for the three months ending March 31, 2008 will be $0.27 to $0.28 before development dilution.  After considering the impact of the Company’s development program, the Company estimates fully diluted FFO per share for the three months ending March 31, 2008 to be $0.26 to $0.27 per share.

At this time, the Company estimates that fully diluted FFO per share for the year ending December 31, 2008 will be between $1.23 to $1.27 per share before development dilution.  After considering the impact of carrying costs associated with the Company’s development program, the Company expects fully diluted FFO per share for the year ending December 31, 2008 to be between $1.17 to $1.21 per share.  In both cases, FFO estimates are fully diluted for an estimated average number of shares and Operating Partnership units outstanding during the year.  The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates, which include the following annual assumptions:

•                  Same-store stabilized property revenue growth between 2.5% and 4.0%.

•                  Same-store stabilized property expense growth between 2.5% and 3.5%.

•                  Same-store stabilized property NOI growth between 2.5% and 4.0%.

•                  Net tenant insurance income between $7.5 million and $8.5 million.

•                  General and administrative expenses (net of development fees) between $38.0 million and $39.0 million, including estimated non-cash compensation expense of $2.6 million.

•                  Interest expense between $65.0 million and $69.0 million.

•      Weighted average LIBOR of 4.2%.

•                  Weighted average number of outstanding shares, including Operating Partnership (“OP”) units, of approximately 72.0 million.  Included in this amount is an estimated 3.0 million contingent conversion shares and contingent conversion units converting to common shares and OP units throughout the year.

•                  Carrying costs associated with the Company’s development program of between $3.5 million and $4.5 million.

Following is a GAAP reconciliation of the range of estimated fully diluted net income per share to estimated fully diluted FFO per share for the three months ending March 31, 2008 and the year ending December 31, 2008:

	For the Three Months Ending March 31, 2008		For the Year Ending December 31, 2008
	Low End	High End	Low End	High End
Estimated diluted net income per share	$0.11	$0.12	$0.58	$0.62
Estimated depreciation and amortization	0.15	0.15	0.60	0.60
Joint venture real estate depreciation and amortization	0.02	0.02	0.07	0.07
Distributions paid on Preferred Operating Partnership units	(0.02)	(0.02)	(0.08)	(0.08)
Estimated diluted FFO per share	$0.26	$0.27	$1.17	$1.21

Forward Looking Statements

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

All forward-looking statements, including without limitation, management’s examination of historical operating trends and estimates of future earnings, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

•                  changes in general economic conditions and in the markets in which we operate;

•                  the effect of competition from new self-storage facilities or other storage alternatives, which would cause rents and occupancy rates to decline;

•                  potential liability for uninsured losses and environmental contamination;

•                  difficulties in our ability to evaluate, finance and integrate acquired and developed properties into our existing operations and to lease up those properties, which could adversely affect our profitability;

•                  the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•                  recent disruptions in credit and financial markets and resulting difficulties in raising capital at reasonable rates, which could impede our ability to grow;

•                  delays in the development and construction process, which could adversely affect our profitability; and

•                  economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan.

Supplemental Financial Information

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s web site at www.extraspace.com. Click on the “investor relations” link at the bottom of the home page, and then on “Financial Reports” and the document entitled “Q4 2007 Supplemental Financial Information.”

Conference Call

Extra Space Storage Inc. will host a conference call at 1:00 p.m. Eastern Time on Tuesday, February 19, 2008, to discuss its financial results for the three months and year ended December 31, 2007.  The Company will release its financial results the same day at 6:00 a.m. Eastern Time.  The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Company’s website at www.extraspace.com and then by clicking on the “investor relations” link at the bottom of the home page.  To listen to the live call, please go to the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A digital replay will be available on Tuesday, February 19, 2008 at 3:00 p.m. Eastern Time through Tuesday, March 4, 2008 at midnight Eastern Time. To access the replay, dial 888-286-8010 and enter passcode 56210131.  International callers should dial 617-801-6888 and enter the same passcode.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that owns and/or operates 651 self-storage properties in 33 states and Washington, D.C. The Company’s properties comprise approximately 448,000 units and 47 million square feet rented by approximately 330,000 individual tenants. The Company is the second largest operator of self storage in the United States.

For Information:
James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 477-9800

— Financial Tables Follow —

Extra Space Storage Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	December 31, 2007	December 31, 2006
	(unaudited)
Assets:
Real estate assets:
Net operating real estate assets	$1,791,377	$1,382,055
Real estate under development	49,945	35,336
Net real estate assets	1,841,322	1,417,391

Investments in real estate ventures	95,169	88,115
Cash and cash equivalents	17,377	70,801
Short-term investments	21,812	—
Restricted cash	34,449	44,282
Receivables from related parties and affiliated real estate joint ventures	7,386	15,880
Other assets, net	36,560	33,356
Total assets	$2,054,075	$1,669,825

Liabilities, Minority Interests and Stockholders’ Equity:
Notes payable	$950,181	$828,584
Notes payable to trusts	119,590	119,590
Exchangeable senior notes	250,000	—
Line of credit	—	—
Accounts payable and accrued expenses	31,346	25,704
Other liabilities	18,055	17,234
Total liabilities	1,369,172	991,112

Commitments and contingencies

Minority interest represented by Preferred Operating Partnership units, net of $100,000 note receivable	30,041	—
Minority interest in Operating Partnership	35,135	34,841
Other minority interests	(194)	317

Stockholders’ equity:
Preferred stock , $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common Stock, $0.01 par value, 300,000,000 and 200,000,000 shares authorized and 65,784,274 and 64,167,098 shares issued and outstanding at December 31, 2007 and December 31, 2006 respectively	658	642
Paid-in capital	826,026	822,181
Other comprehensive deficit	(1,415)	—
Accumulated deficit	(205,348)	(179,268)
Total stockholders’ equity	619,921	643,555
Total liabilities, minority interests and stockholders’ equity	$2,054,075	$1,669,825

Extra Space Storage Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	For the Three Months Ended December 31,
	2007	2006
	(unaudited)
Revenues:
Property rental	$56,483	$45,116
Management and franchise fees	5,078	5,186
Tenant insurance	3,191	1,710
Development fees	23	—
Other income	(61)	163
Total revenues	64,714	52,175

Expenses:
Property operations	19,215	15,640
Tenant insurance	1,123	822
Unrecovered development and acquisition costs	172	14
General and administrative	9,188	9,010
Depreciation and amortization	11,284	9,586
Total expenses	40,982	35,072

Income before interest, Preferred Operating Partnership, impairment, minority interests and equity in earnings of real estate ventures	23,732	17,103

Interest expense	(16,103)	(12,755)
Interest income	988	1,664
Interest income on note receivable from Preferred Unit holder	1,212	—
Equity in earnings of real estate ventures	1,607	1,127
Impairment of short-term investments	(1,233)	—
Minority interest - Operating Partnership	(740)	(400)
Minority interests - other	128	—
Net income	$9,591	$6,739
Fixed distribution paid to Preferred Operating Partnership unit holder	—	—
Net income attributable to common stockholders	$9,591	$6,739

Net income per common share
Basic	$0.15	$0.11
Diluted	$0.15	$0.10

Weighted average number of shares
Basic	65,386,067	64,026,198
Diluted	70,995,620	68,264,744

Cash dividends paid per common share	$0.25	$0.23

Extra Space Storage Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	For the Year Ended December 31,
	2007	2006	2005
	(unaudited)
Revenues:
Property rental	$206,315	$170,993	$120,640
Management and franchise fees	20,598	20,883	10,650
Tenant insurance	11,049	4,318	1,882
Development fees	357	272	992
Other income	547	798	564
Total revenues	238,866	197,264	134,728

Expenses:
Property operations	73,070	62,243	45,963
Tenant insurance	4,710	2,328	1,023
Unrecovered development and acquisition costs	765	269	302
General and administrative	36,722	35,600	24,081
Depreciation and amortization	39,801	37,172	31,005
Total expenses	155,068	137,612	102,374

Income before interest, Preferred Operating Partnership, impairment, minority interests and equity in earnings of real estate ventures	83,798	59,652	32,354

Interest expense	(61,015)	(50,953)	(42,549)
Interest income	7,925	2,469	1,625
Interest income on note receivable from Preferred Unit holder	2,492	—	—
Equity in earnings of real estate ventures	5,300	4,693	3,170
Fair value adjustment of obligation associated with Preferred Operating Partnership units	1,054	—	—
Impairment of short-term investments	(1,233)	—	—
Minority interest - Operating Partnership	(2,508)	(985)	434
Minority interests - other	281	—	—
Net income (loss)	$36,094	$14,876	$(4,966)
Fixed distribution paid to Preferred Operating Partnership unit holder	(1,510)	—	—
Net income (loss) attributable to common stockholders	$34,584	$14,876	$(4,966)

Net income (loss) per common share
Basic	$0.53	$0.27	$(0.14)
Diluted	$0.53	$0.27	$(0.14)

Weighted average number of shares
Basic	64,688,741	54,998,935	35,481,538
Diluted	70,503,668	59,291,749	35,481,538

Cash dividends paid per common share	$0.93	$0.91	$0.91